EXHIBIT 10.8
20, January 2003

Mr. Nicholas J. Virca
Biokeys Pharmaceuticals, Inc.
9948 Hibert Street, Suite 100
San Diego, CA

Dear Nick:

This contract is between Biokeys Pharmaceuticals, Inc. (Biokeys) and Steven M. Plumb, P.C. (Firm). This is an employee leasing contract. The Firm will provide a Chief Financial Officer (CFO) for Biokeys. The Firm has identified the following employee to provide this service for Biokeys:

        Steven M. Plumb, CPA

The Firm will be responsible for all benefits, taxes and other costs related to Mr. Plumb's employment. The Firm will provide 30 hours per month of Mr. Plumb's time for a monthly fee of $5,000. If the amount of time Mr. Plumb spends on Biokeys activities exceeds 30 hours per month, the excess time will be billed at $165 per hour. Our standard billing rate is $175 per hour. A no interest bearing retainer will be due upon execution of this contract.

Biokeys is required to maintain Directors and Officers insurance (Insurance) during the term of this contract. The CFO will be under the control of the management of Biokeys. The CFO will sign SEC reports filed by Biokeys. However, if Insurance is not in force during any portion of this contract, CFO will not sign any SEC documents during that period of time. CFO retains the right to modify the SEC disclosure requirements mandated by the Sarbanes-Oxley Act.

The Firm has not been engaged to provide, nor will it provide, any attestation services, such as auditing, review or compilation services under this contract.

The effective date of this contract is retroactive to January 1, 2003 and is for a period of one year. If Biokeys cancels the contract or fails to perform for any reason, then it shall pay the Firm damages equal to the balance that it would have paid had the contract been fully performed. Unless canceled by either party with written notice sixty (60) days prior to the end of the contract, the contract will automatically renew for another twelve (12) month period with a 5% fee increase. The contract will roll over automatically until canceled in writing by either party within sixty (60) days notice prior to the end of the contract. The retainer will be applied to the last months billing. Should the contract be renewed, the retainer shall be rolled forward and will apply to the last billing of the renewed contract. If Steven M. Plumb becomes disabled or unable to perform due to circumstances beyond his control, then the Firm is released from this contract and the Firm has no liability under this agreement. Biokeys may cancel this contract with 60 days written notice.

Payment will be due on the 15th of each month via wire transfer. Payment for the month of January 2003 is due immediately. Funds will be wired to the account of Steven M. Plumb, P.C. at Compass Bank, Routing Number 113040547, Account Number 71392791. Interest of 1.5% per month will be charged on all outstanding balances. The payment due upon execution of this contract is $10,000, which consists of $5,000 for January and the $5,000 retainer. If Biokeys becomes 60 days or more in arrears on payments to the Firm, the Firm has the right to stop performing services under this contract.

All outstanding invoices, for services previously billed by the Firm, will be paid by February 15, 2003. Any outstanding invoices that are still outstanding after this date will be subject to a finance charge of 1.5% per month. It is the intent of both parties to resolve the outstanding balance before the next SEC filing deadline, March 31, 2003. If the SEC deadline is extended, then this data shall also be extended.



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Biokeys will reimburse Firm for reasonable expenses such as travel, mileage, photocopies, long distance, postage and supplies. Biokeys will pay for a subscription to SEC practice procedures. The cost of this subscription is estimated to be $900 per year.

This contract does not cover any services rendered prior to January 1, 2003. Fees for these services will be billed separately and are due upon receipt. Late payment of these fees will result in an interest charge of 1.5% per month on the unpaid balance.

All agreements between the parties are contained in this document. There are no oral agreements between the parties.

This agreement is governed exclusively by Texas substantive law without reference to Texas choice of law rules. The parties agree that all disputes arising out of or related to this agreement must be litigated in the state district courts of Harris County, Texas, which the parties agree shall be the exclusive forum for any and all litigation between them. Biokeys expressly agrees that it is subject to personal jurisdiction in Texas for any and all disputes between the parties. Biokeys further agrees that subject matter jurisdiction for any and all disputes between the parties lies exclusively in the Texas state courts.

Please indicate your acceptance of the above understanding by signing below. A copy is enclosed for your records. If your needs change during the year, the nature of our services can be adjusted appropriately. Likewise, if you have special projects with which we can assist, please let us know.


Sincerely,
Steven M. Plumb, P.C.



Steven Plumb, CPA



The undersigned represents that he is authorized by Biokeys Pharmaceuticals, Inc. to sign on behalf of Biokeys Pharmaceuticals, Inc. and hereby accepts this contract.


Accepted by:      __________________________________ Date     ________________

                               Nicholas J. Virca
                               President